Exhibit 10.2

RESTRICTED STOCK UNIT AGREEMENT

THIS RESTRICTED STOCK UNIT AGREEMENT (the “Agreement”) is made and entered into as of _____________, 20__ (the “Date of Grant”) by and between SOUTH STATE CORPORATION, a South Carolina corporation (the “Company”), and [EMPLOYEE NAME], an individual residing in [CITY«County», STATE] (the “Participant”).  Capitalized terms in this Agreement that are not otherwise defined shall have the same meaning as set forth in the Company’s  2019 Omnibus Incentive Plan, a copy of which is attached as Exhibit A  (as amended from time to time, the “Plan”).

Section 1.    Purpose. The purpose of this Agreement is to reflect the terms and conditions of the award to the Participant of restricted stock units (referred to herein as “Restricted Stock Units” or “RSUs”) in consideration of the services to be rendered by the Participant to the Company or any of its Subsidiaries.

Section 2.    Award of Restricted Stock Units.  Pursuant to Article VIII of the Plan, the Participant is awarded an Award of Restricted Stock Units, subject to the following and the terms and conditions of this Agreement and the Plan:

Total Restricted Stock Units Awarded: ___________________

Date of Grant: _____________ , 20__

Each Restricted Stock Unit represents the right to receive one share of Common Stock pursuant to the terms of the Plan and this Agreement.

Section 3.    Vesting Conditions.

(a)Fundamental Condition.  Subject to any exceptions set forth in Section 4 herein, no Restricted Stock Units may be settled and delivered to a Participant prior to vesting under this Agreement.

(b)Determination of Vested RSUs (Cliff Vesting).  The Restricted Stock Units will vest on the fourth (4th) anniversary  of the Date of Grant (the “Cliff Vesting Date”), subject to Participant’s continued employment through the Cliff Vesting Date and subject to acceleration of vesting in accordance with Section 4 of this Agreement.

(c)Settlement and Delivery of Vested RSUs.  Upon vesting of any Restricted Stock Units, vested Restricted Stock Units will be settled and delivered to the Participant in a lump sum paid no later than the March 15 of the calendar year following the calendar year in which the Restricted Stock Units vest, subject to any delay required under Section 14.10 of the Plan.

(d)Vesting of Whole Restricted Stock Units.  All Restricted Stock Units that are entitled to settlement and delivery will be rounded to the nearest whole number (and 0.5 shall round to 1) of Restricted Stock Units and thus shares of Common Stock.

Section 4.    Accelerated Vesting.

(a)Acceleration Upon Change of Control.  If a Change of Control occurs after the Date of Grant and prior to the Participant’s termination of employment with the Company, 100% of the outstanding Restricted Stock Units shall be vested.

(b)Change of Control Adjustment.  If a Change of Control occurs after the Date of Grant and if the Participant is entitled under any agreement or arrangement to receive compensation that would constitute a parachute payment (including the acceleration of rights to settlement and delivery (vesting) of Restricted Stock Units under this Agreement and any other equity award agreement with the Company) within the meaning of Code Section 280G, the acceleration of any vesting under Section 4(a) shall be cancelled or other CIC Payments (as defined below) shall be reduced to the extent necessary to cause the aggregate present value of all payments in the nature of compensation to the Participant that are contingent on a change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company (the “CIC Payments”) not to exceed 2.99 times the “base amount,” all within the meaning of Code Section 280G.  Such cancellation of vesting or other reductions in CIC Payments shall be made, in all cases: (i) if and to the extent not already provided, accelerated, granted or paid, as applicable, on account of other CIC Payments prior to the date of such cancellation, (ii) only to the least extent necessary so that no portion of the CIC Payments after such cancellation or reduction thereof shall be subject to the excise tax imposed by Code Section 4999, and (iii) in a manner that results in the best economic benefit to the Participant (in applying these principles, any cancellation of vesting or other reduction in CIC Payments shall be made in a manner consistent with the requirements of Section 409A of the Code, and where Tax Counsel (as defined below) determines that two economically equivalent amounts are subject to reduction but payable at different times, such amounts shall be reduced on a pro rata basis but not below zero). All determinations required to be made under this Section 4(b), and the assumptions to be utilized in arriving at such determinations, shall be made by “Tax Counsel” (which shall be a law firm, compensation consultant or accounting firm appointed by the Company) which shall provide its determinations and any supporting calculations to the Company within 10 business days of having made such determination. Tax Counsel shall consult with any compensation consultants, accounting firm and/or other legal counsel selected by the Company in determining which payments to, or for the benefit of, the Participant are to be deemed to be CIC Payments. In connection with making determinations under this Section 4(b), Tax Counsel shall take into account, to the extent applicable, the value of any reasonable compensation for services to be rendered (or for refraining from performing services) by the Participant before or after the Change of Control.

Notwithstanding the foregoing, if the Participant is a party to an employment or other agreement with the Company, or is a participant in a severance program sponsored by the Company, that contains express provisions regarding Section 280G and/or Section 4999 of the Code (or any similar successor provision) that apply to this Agreement, the Section 280G and/or Section 4999 provisions of such employment or other agreement or plan, as applicable, shall control as to this Agreement (for example, and without limitation, the Participant may be a party to an employment agreement with the Company that provides for a “gross-up” as opposed to a “cut-back” in the event that the Section 280G thresholds are reached or exceeded in connection with a Change of Control and, in such event, the Section 280G and/or Section 4999 provisions of such employment agreement shall control as to this Agreement).

(c)Acceleration Upon Death.  If the Participant dies prior to the vesting of all Restricted Stock Units under Section 3(b) herein, 100% of the outstanding unvested Restricted Stock Units shall be vested.

(d)Definitions.  For purposes of this Agreement, “Change of Control” means a Change of Control as defined in the Plan that occurs after the Date of Grant and that constitutes a “change in control event” with respect to the Participant as defined in U.S. Treasury Regulations Section 1.409A-3(i)(5).

Section 5.    Forfeiture or Clawback for Misconduct.

(a)Continuance of Employment Required.  Except to the extent otherwise expressly provided in Section 4 herein and this Section 5, when the Participant’s employment with the Company and its Subsidiaries terminates, all of the Restricted Stock Units not vested under Section 3(b) or Section 4 shall be cancelled and forfeited.  All Restricted Stock Units, and any shares of Common Stock issued hereunder (and any proceeds from the sale or disposition thereof), are subject to repayment, recoupment, clawback, forfeiture, ineligibility, reduction and/or elimination as set forth in Section 11(p) below.

(b)Non-violation of Covenants Required.  If at any point after the Date of Grant and before the final payment under Section 3(c) herein, the Participant violates the covenants set forth in Section 10 of this Agreement or in any agreement between the Company and the Participant regarding confidentiality, nonsolictation of customers or employees, or similar restrictions, all Restricted Stock Units shall be cancelled and forfeited.

Section 6.    Nonassignability.  Subject to any exceptions set forth in this Agreement or the Plan, during the period from the Date of Grant and until such time as the Restricted Stock Units are settled in accordance with Section 8 of this Agreement, the Restricted Stock Units or the rights relating thereto may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Participant.  Any attempt to assign, alienate, pledge, attach, sell or otherwise transfer or encumber the Restricted Stock Units or the rights relating thereto shall be wholly ineffective and, if any such attempt is made, the Restricted Stock Units will be forfeited by the Participant and all of the Participant’s rights to such units shall immediately terminate without any payment or consideration by the Company.

Section 7.    Rights as Shareholder.

(a)The Participant shall not have any rights of a shareholder with respect to the Restricted Stock Units or the shares of Common Stock underlying the Restricted Stock Units (including, without limitation, any voting rights or any right to dividends paid with respect to the shares of Common Stock underlying the Restricted Stock Units) unless and until the Restricted Stock Units are settled in a specified number of Shares in accordance with Section 8 herein.

(b)Upon and following the settlement of the Restricted Stock Units, the Participant shall be the record owner of the shares of Common Stock underlying the Restricted Stock Units unless and until such shares are sold or otherwise disposed of, and as record owner shall be entitled to all rights of a shareholder of the Company (including voting rights).

Section 8.    Settlement of Restricted Stock Units. Outstanding vested Restricted Stock Units that vest will be paid in an equivalent number of shares of Common Stock (either by delivering one or more certificates for such shares or by entering such shares in book entry form, as determined by the Company in its discretion) and will be entitled to settlement and delivery (a) with respect to Restricted Stock Units that vest under Section 3(b), as set forth in Section 3(c), and (b) with respect to Restricted Stock Units that vest under Section 4, five (5) days after the applicable date upon which they vest, and such payment shall be in complete satisfaction of such Restricted Stock Units.  Delivery of any certificates will be made to the Participant’s last address reflected on the books of the Company or its Subsidiaries unless the Company is otherwise instructed in writing.  Notwithstanding anything to the contrary in the Plan or this Agreement, it will not be a violation of the Plan or this Agreement (and the Participant will have no right to damages) if the Company delivers the appropriate number of shares of Common Stock (either by delivering one or more certificates for such shares or by entering such shares in book entry form, as determined by the Company in its discretion) during the period permitted by Section 409A of the Code.

Section 9.    Tax Liability and Withholding.

(a)The Participant shall be required to pay to the Company, and the Company shall have the right to deduct from any compensation paid to the Participant pursuant to the Plan (including, for the avoidance of doubt, by withholding vested shares of Common Stock deliverable upon vesting of the Restricted Stock Units), the amount of any required withholding taxes in respect of the Restricted Stock Units and to take all such other action as the Committee deems necessary to satisfy all obligations for the payment of such withholding taxes.  Consistent with the terms of Section 14.2 of the Plan, if Participant fails to make such tax payments as required, the Company shall, to the extent permitted by law, have the right to deduct from any payment of any kind otherwise due to Participant all federal, state and local taxes of any kind required by law to be withheld with respect to the Shares.

(b)Notwithstanding any action the Company takes with respect to any or all income tax, social insurance, payroll tax, or other tax-related withholding (“Tax-Related Items”), the ultimate liability for all Tax-Related Items is and remains the Participant’s responsibility and the Company (i) makes no representation or undertakings regarding the treatment of any Tax-Related Items in connection with the award, vesting or settlement of the Restricted Stock Units or the subsequent sale of any shares; and (ii) does not commit to structure the Restricted Stock Units to reduce or eliminate the Participant’s liability for Tax-Related Items.

(c)The Participant may elect to deliver whole, vested shares of Common Stock, to have the Company withhold whole vested shares of Common Stock deliverable upon vesting of the Restricted Stock Units  (and/or,  for the avoidance of doubt subject to Section 9(a) above, to pay cash to the Company)  in order to satisfy, in whole or in part, up to the maximum applicable statutory withholding amount, if any, the Company may withhold for taxes in respect of the Restricted Stock Units (or, if applicable, such lesser amount as may be necessary to avoid classification of the award as a liability for financial accounting purposes).  Such election must be made on or before the date the amount of tax to be withheld is determined.  Once made, the election shall be irrevocable.  The fair market value of the shares to be withheld or delivered will be deemed to be the Fair Market Value as of the date the amount of tax to be withheld is determined.

Section 10.    Protective Covenants.  The Participant acknowledges and agrees that the Company has developed and possesses intellectual property, Customer Information (as defined below), Trade Secrets (as defined below) and Confidential Information (as defined below) to assist it in its business.  The Participant further acknowledges and agrees that the Company has substantial relationships with prospective or existing customers, as well as customer goodwill associated with its ongoing business.  The Company employs or will employ the Participant in a position of trust and confidence.  The Participant therefore acknowledges and agrees that the Company has a right to protect these legitimate business interests.  Therefore, in consideration of (i)  the Company entering into (and to induce the Company to enter into) this Agreement and the Company’s  agreements, covenants and obligations under this Agreement (and regardless of whether or not any Restricted Stock Units vest and become entitled to settlement and delivery), (ii) the time, investment and cost the Company has incurred and may continue to incur to develop and enhance the Participant’s skills and business contacts, (iii) the Participant’s access to Customer Information, Trade Secrets or Confidential Information, and (iv) the Participant’s contact with the Company’s employees, customers and prospects, the Participant hereby agrees to the protective covenants in this Section 10.  The Participant expressly agrees that the covenants in this Section 10 shall continue in effect during the Participant’s employment with the Company and also, in accordance with the terms of the respective covenants in this Section 10, after the date the Participant’s employment with the Company terminates for any reason (regardless of whether the Participant is then entitled to receive any further payments or benefits from the Company).  For purposes of this Section 10, references to the “Company” shall mean the Company together with its Subsidiaries.  The Participant understands and agrees that the agreements, covenants and obligations in this Section 10 exist independently of and are in addition to  (and are not in lieu of and, except for Section 10(f)(ii)(Certain Limitations), do not limit or modify) any other agreements, covenants and obligations by which the Participant may be bound by or to which the participant may be subject by contract, or by applicable law or regulation, with respect to confidential or proprietary information, noncompetition and/or or non-solicitation;  provided that, notwithstanding the foregoing, if the Participant is a party to an employment agreement, employment and noncompetition agreement, change in control agreement or similar written, executed agreement (other than a Company equity grant agreement, such as an Award Agreement) with the Company or any of its Subsidiaries that contains express confidentiality and non-solicitation provisions (for the avoidance of doubt, whether such agreement is in effect as of the date hereof or such agreement is entered into hereafter) (an “Express Restrictive Covenants Agreement”), then such Express Restrictive Covenants Agreement shall not be modified, amended or superseded by this Agreement (except for Section 10(f)(ii)(Certain Limitations)), and the confidentiality and non-solicitation provisions (and any non-compete provisions) of such Express Restrictive Covenants Agreement shall supersede this Section 6 (except for Section 10(f)(ii)(Certain Limitations) and be in substitution for this Section 6 (except for Section 10(f)(ii)(Certain Limitations)), which shall apply to such Express Restrictive Covenants Agreement) as if incorporated herein by such reference and the Participant hereby reconfirms and agrees that the Participant will comply with the confidentiality and non-solicitation provisions (and any non-compete provisions) of such Express Restrictive Covenants Agreement (subject to Section 10(f)(ii)(Certain Limitations)).

(a)Confidential Information.  The Participant agrees at all times to hold in strictest confidence, and not to use, except for the benefit of the Company, any of the Company’s Trade Secrets, Customer Information or Confidential Information or to disclose to any person, firm or entity any of the Company’s Trade Secrets, Customer Information or Confidential Information except (i) as authorized in writing by the Company’s Board of Directors or the Committee, (ii) as authorized by a senior executive officer of the Company, or (iii) as required by law; provided that, with respect to Confidential Information that does not constitute a Trade Secret or Customer Information, the Participant’s obligations under this Section 10(a) shall terminate on the second anniversary of the Participant’s termination of employment with the Company.

(i)For purposes of this Agreement, “Trade Secrets” shall mean any of the Company’s trade secrets, as such term is defined in Section 39-8-20 of the South Carolina Trade Secrets Act as in effect on the date of this Agreement.

(ii)For purposes of this Agreement, “Confidential Information” shall mean any data and information (which includes, without limitation, Trade Secrets, Customer Information, methods of operation, names of customers, price lists, financial information and projections, route books, personnel data, and similar information): (A) relating to a business of the Company, regardless of whether the data or information constitutes a Trade Secret or Customer Information; (B) disclosed to Participant or of which he/she became aware of as a consequence of Participant’s relationship with the Company; (C) having value to the Company; and (D) not generally known to competitors of the Company;  provided,  however, that Confidential Information shall not mean data or information which has been voluntarily disclosed to the public by the Company, except where such public disclosure has been made by the Participant without authorization from the Company, which has been independently developed and disclosed by others (not as a consequence of or in connection with the Participant’s relationship with the Company), or which has otherwise entered the public domain through lawful means.

(iii) For purposes of this Agreement, “Customer Information” shall mean any data and information (A) relating to a customer or prospective customer of the Company, regardless of whether the data or information constitutes Confidential Information; and (B) disclosed to Participant or of which he/she became aware of as a consequence of Participant’s relationship with the Company; provided,  however, that Customer Information shall not mean data or information which has been voluntarily disclosed to the public by the Company, except where such public disclosure has been made by the Participant without authorization from the Company (or the applicable customer or prospective customer of the Company), which has been independently developed and disclosed by others (not as a consequence of or in connection with the Participant’s relationship with the Company) or which has otherwise entered the public domain through lawful means.

(b)Non-Solicitation of Employees.  During the Participant’s employment with the Company and for a period of one year after the date the Participant’s employment with the Company terminates for any reason (the “Restricted Period”), the Participant shall not directly or indirectly solicit, induce, recruit, encourage, take away, or hire (or attempt any of the foregoing actions) or otherwise cause (or attempt to cause) any officer, representative, agent, director, employee or independent contractor of the Company to leave his or her employment or engagement with the Company either for employment with the Participant or with any other entity or person, or otherwise interfere with or disrupt (or attempt to disrupt) the employment or service relationship between any such individual and the Company.  The Participant will not be deemed to have violated this Section 10(b) if employees respond to general advertisements for employment or if the Company provides prior express written consent to the activities of the Participant (all such requests for consent will be given good faith consideration by the Company).

(c)Non-Solicitation of Customers.  During the Restricted Period, the Participant shall not, directly or by assisting others, take any action to solicit, divert, take away, contact or call upon, or attempt to solicit, divert, take away, contact or call upon, any customers of the Company with whom the Participant had Material Contact (as defined below) during the Participant’s employment with the Company, for the purposes of inducing or attempting to induce or divert their business away from the Company.  The term “Material Contact” means contact between the Participant and each customer or prospective customer:

(i)with whom or which the Participant dealt on behalf of the Company;

(ii)whose dealings with the Company were coordinated or supervised by the Participant;

(iii)about whom the Participant obtained Confidential Information in the ordinary course of business as a result of the Participant’s association with the Company; and/or

(iv) who receives products or services authorized by the Company, the sale or provision of which results or resulted in compensation, commissions, or earnings for the Participant;

in each case within the year prior to the end of the Participant’s employment with the Company.

(d)Non-Solicitation of Certain Customer Prospects.  During the Restricted Period, the Participant shall not, directly or by assisting others, take any action to solicit, divert, take away, contact or call upon, or attempt to solicit, divert, take away, contact or call upon, any actively sought prospective customers of the Company with whom the Participant had Material Contact during Participant’s employment with the Company, for the purposes of inducing or attempting to induce or divert their business away from the Company.

(e)Understanding of Covenants.  The Participant represents that he/she (i) is familiar with the foregoing confidentiality and non-solicitation covenants, (ii) is fully aware of his/her obligations hereunder, (iii) agrees to the reasonableness of the length of time, scope and coverage of the foregoing covenants, and (iv) agrees that such covenants are necessary to protect the Company’s confidential and proprietary information, good will, stable workforce, and customer relations.  The Participant acknowledges and agrees that the covenants contained in this Agreement are reasonable in time, scope and in all other respects and that such covenants shall be construed as agreements independent of each other and of any provision of this or any other contract between the parties hereto.

(f)Enforceability; Certain Limitations.

(i)Enforceability.  The Participant acknowledges and agrees that that should any provision or any part of a provision (including any sentence, clause, phrase, or word) of any covenant set forth in this Section 10 be held invalid, void or unenforceable in any court of competent jurisdiction, such invalidity, voidness or unenforceability shall not render invalid, void or unenforceable any other part or provision of this Agreement (including, as an example and without limitation, the remainder of the provision that contains the invalid, void or unenforceable sentence, clause, phrase or word).  The Participant acknowledges and agrees that the existence of any claim or cause of action by the Participant against the Company, whether predicated upon this or any other contract, shall not constitute a defense to the enforcement by the Company of such covenants.

(ii)Certain Limitations. Except with respect to information covered by 17 C.F.R. 240.21F-4(b)(4)(i) or 17 C.F.R. 240.21F-4(b)(4)(ii) related to the legal representation of a Company, notwithstanding anything in this Agreement, in any Company policy or in any other agreement with the Company to the contrary, nothing in this Agreement, or in any Company policy or any other agreement with the Company shall prohibit or impede (or be enforced by the Company, or construed, in a manner that would prohibit or impede) Participant from:  (i) testifying in any lawsuit, (ii) reporting conduct to, providing truthful information to, or participating in any investigation or proceeding conducted by any federal or state government agency or self-regulatory organization in accordance with the Securities Exchange Act of 1934 or the Sarbanes-Oxley Act of 2002, or any other provisions of state or federal law or regulation, (iii) receiving an award in accordance with Section 21F of Securities Exchange Act of 1934 or Rule 21F promulgated thereunder, or (iv) engaging in any activity described in clauses (i), (ii) or (iii) without providing notification to or prior approval by the Company.

(g)Amendment.  If any portion of the provisions of this Section 10 is found to be invalid or unenforceable by a court of competent jurisdiction because its duration, scope, the definition of activities or the definition of information covered is considered to be invalid or unreasonable in scope, the Company and the Participant agree to enter into an amendment to this Agreement pursuant to which the invalid or unreasonable term shall be redefined, or a new enforceable term provided, such that the intent of the Company and the Participant in agreeing to the provisions of this Agreement will not be impaired, and the provision in question shall be enforceable, to the fullest extent of the applicable laws.

(h)Remedy for Breach.  The Participant agrees that a breach of any of the covenants of this Section 10 would cause material and irreparable harm to the Company that would be difficult or impossible to measure, and that damages or other legal remedies available to the Company for any such injury would, therefore, be an inadequate remedy for any such breach.  Accordingly, the Participant agrees that if the Participant breaches any term of this Section 10, the Company shall be entitled, in addition to and without limitation upon all other remedies the Company may have under this Agreement, at law or otherwise, to obtain injunctive or other appropriate equitable relief, without bond or other security, to restrain any such breach.  Claims for damages and equitable relief in any court shall be available to the Company in lieu of, or prior to or pending determination in any arbitration proceeding. In the event the enforceability of any of the terms of this Agreement shall be challenged in court and the Participant is not enjoined from breaching any of the protective covenants, then if a court of competent jurisdiction finds that the challenged protective covenant is enforceable, the time periods shall be deemed tolled upon the filing of the lawsuit challenging the enforceability of this Agreement until the dispute is finally resolved and all periods of appeal have expired.

(i)Notice of Rights Under Section 7 of the Defend Trade Secrets Act (DTSA).  This Section 10(i) provides the Participant with notice as required under Section 7 of the Defend Trade Secrets Act that an individual will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney solely for the purpose of reporting or investigating a suspected violation of the law or is made in a complaint or other document filed in a lawsuit or other proceeding, if that filing is made under seal. This Section 10(i) also provides notice that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in court proceedings, if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except under court order.

(j) Return of information.  The Participant acknowledges that all information, the disclosure of which is prohibited by Section 10(a) above, is of a confidential and proprietary character and of great value to the Company and shall remain the exclusive property of the Company.  Upon the termination of employment with the Company, the Participant agrees to immediately deliver to the applicable Company entity all records, calculations, memoranda, papers, data, lists, and documents of any description which refer to or relate in any way to such information and to return to the applicable Company entity any of its equipment and property which may then be in the Participant’s possession or under the Participant’s control.

(k)No Removal of Information.  Except as necessary to perform the Participant’s job with the Company, under no circumstances shall the Participant remove from the Company’s offices any of the Company’s books, records, documents, blueprints, customer lists, any other stored information whether stored as paper, electronically or otherwise, or any copies thereof, without the written permission of the Company; nor shall the Participant make any copies of such books, records, documents, blueprints, customer lists, or other stored information for use outside of the Company’s offices except as specifically authorized by the Company or as necessary to perform the Participant’s job with the Company.

Section 11.    Miscellaneous.

(a)As additional consideration for this Agreement, the Company hereby agrees that in the event the Participant’s employment with the Company and its Subsidiaries is terminated by the Company for any reason other than for Cause (as defined below), the Company hereby agrees to provide the Participant with 30 days’ notice of such termination; provided,  however, that the Company, in its sole discretion, may fully satisfy this notice obligation via payment to the Participant of 30 days’ base salary in lieu of such notice. For purposes of this Section 11, “Cause”  shall mean:  (i)  Participant’s  failure to failure to comply in any material respect with applicable policies, standards or regulations of the Company or any Subsidiary that employs the Participant; (ii) the commission of an act by Participant constituting dishonesty or fraud against the Company or any of its Subsidiaries; (iii)  Participant is charged with a felony; (iv) habitual absenteeism by Participant; (v) Participant is determined to have been on the job while under the influence of alcohol, unauthorized or illegal drugs, prescription drugs that have not been prescribed for the Participant, or other substances that have the potential to impair the Participant’s judgment or performance; (vi) the commission of an act by Participant involving gross negligence or moral turpitude that brings the Company or any of its Subsidiaries into public disrepute or disgrace or causes material harm to the customer relations, operations or business prospects of the Company or its Subsidiaries; (vii)  Participant brings firearms or weapons into the workplace; (viii) Participant’s engagement in conduct which is in material contravention of any federal, state or local law or ordinance other than a minor offense which does not reflect or impact upon the Company or its Subsidiaries; (ix)  the Participant’s  engagement in sexual or any other form of illegal harassment or discrimination; or (x) a failure by Participant to comply with the last sentence of Section 11(p) below (regarding clawback policies).

(b)The Company and the Participant hereby mutually agree that this Agreement, and any claim or controversy arising out of or in any way related to this Agreement, shall be construed, administered and governed by the laws of the State of South Carolina (without giving effect to the principles of conflicts of laws thereof), except that Section 10 (Protective Covenants) shall be construed, administered and governed by the applicable laws of the state in which the Participant resides as of the date of this Agreement (without giving effect to the principles of conflicts of laws thereof).  The Company and the Participant further consent to the non-exclusive jurisdiction of the state and federal courts of the State of South Carolina for purposes of any action arising out of or related to this Agreement.

(c)This Agreement and the Plan contain the entire agreement and understanding of the parties hereto with respect to the subject matter contained herein and supersede all prior communications, representations and negotiations in respect thereto.  This Agreement may not be modified, amended, supplemented or waived except by a writing signed by the parties hereto, and such writing must refer specifically to this Agreement.

(d)If any event described in Article XI of the Plan occurs after the Date of Grant, the adjustment provisions as provided for under Article XI of the Plan shall apply to this Award.

(e)By signing this Agreement, the Participant acknowledges that he or she has received a copy of the Plan and has had an opportunity to review the Plan and agrees to be bound by all the terms and provisions of the Plan.  This Agreement is made pursuant to and is subject to the terms and conditions of the Plan, which is incorporated herein by reference.

(f)This Agreement, as amended from time to time, shall be binding upon, inure to the benefit of, and be enforceable by the heirs, successors and assigns of the parties hereto; provided,  however, that this provision shall not permit any assignment in contravention of the terms contained elsewhere herein.

(g)Nothing in this Agreement shall confer on the Participant any right to continue in the employ of the Company or any of its Subsidiaries.

(h)This Agreement is subject to the Plan.  The terms and provisions of the Plan as it may be amended from time to time are hereby incorporated herein by reference.  In the event of a conflict between any term or provision contained herein and a term or provision of the Plan, the applicable terms and provisions of the Plan will govern and prevail.  The Participant understands and agrees that, in accordance with the terms of the Plan, the Committee is permitted to allocate all or any portion of its responsibilities and powers to any one or more of its members and that the Committee is permitted to delegate all or any part of its responsibilities and powers under this Agreement to any person or persons selected by the Committee.

(i)Any notice required to be delivered to the Company under this Agreement shall be in writing and addressed to the Treasurer of the Company at the Company’s principal corporate offices.  Any notice required to be delivered to the Participant under this Agreement shall be in writing and addressed to the Participant at the Participant’s address as shown in the records of the Company.  Either party may designate another address in writing (or by such other method approved by the Company) from time to time.

(j)Any dispute regarding the interpretation of this Agreement shall be submitted by the Participant or the Company to the Committee for review.  The resolution of such dispute by the Committee shall be final and binding on the Participant and the Company.

(k)The Company may assign any of its rights under this Agreement.  This Agreement will be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth herein, this Agreement will be binding upon the Participant and the Participant’s beneficiaries, executors, administrators and the person(s) to whom the Restricted Stock Units may be transferred by will or the laws of descent or distribution.

(l)The invalidity or unenforceability of any provision (including any sentence, clause, phrase, or word) of the Plan or this Agreement (or of any applicable clawback policy or recoupment provisions referenced in Section 11(p) below) shall not render invalid, void or unenforceable any other part or provision of the Plan or this Agreement (or of any applicable clawback policy or recoupment provisions referenced in Section 11(p) below) (including, as an example and without limitation, the remainder of the provision that contains the invalid, void or unenforceable sentence, clause, phrase or word), but rather each provision of the Plan and this

Agreement (and of any applicable clawback policy or recoupment provisions referenced in Section 11(p) below) shall be severable and enforceable to the extent permitted by law.

(m)This Agreement is intended to comply with Section 409A of the Code or an exemption thereunder and shall be construed and interpreted in a manner that is consistent with the requirements for avoiding additional taxes or penalties under Section 409A of the Code. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A of the Code and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Participant on account of non-compliance with Section 409A of the Code.

(n)The value of the Participant’s Restricted Stock Units is not part of his/her normal or expected compensation for purposes of calculating any severance, retirement, welfare, insurance or similar employee benefit plan (“EB Plan”) unless otherwise provided by such EB Plan.

(o)This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.  Counterpart signature pages to this Agreement transmitted by facsimile transmission, by electronic mail in portable document format (pdf), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing an original signature.

(p)The Company reserves the right to amend the terms of this Agreement as may be necessary or appropriate to avoid adverse tax consequences under Section 409A of the Code or to comply with any requirements under (I) any Company clawback or recoupment policy regarding incentive compensation (any such policy, including such a policy that may be adopted to address a specific situation before or after the situation occurs and any policy that provides for forfeiture, ineligibility, reduction or elimination, as a result of misconduct, with respect to the amount of incentive compensation that would otherwise be paid or delivered, is referred to as a “clawback policy”) that is in effect as of the date of this Agreement or that may hereafter be adopted by the Company or the Committee or (II) any “clawback” requirements under the Sarbanes–Oxley Act of 2002 or the Dodd-Frank Wall Street Reform and Consumer Protection Act to which the Company may be subject.

The Participant agrees that (i) any incentive payments to the Participant under any Company cash bonus plan, (ii) these Restricted Stock Units and (iii) any shares of Common Stock issued hereunder (and any proceeds from the sale or disposition thereof), shall, to the fullest extent permitted by applicable law, be subject to any clawback or recoupment provisions (and to any provisions that provide for a forfeiture, ineligibility, reduction or elimination, as a result of misconduct, with respect to incentive compensation that would otherwise be paid or delivered) contained in: (x) the Plan; (y) any written incentive plan applicable to such cash bonus plan, these Restricted Stock Units or shares of Common Stock issued hereunder (or proceeds from the sale or disposition thereof); or (z) any clawback policy or recoupment provision that is in effect as of the date of this Agreement or that is hereafter adopted by the Company or the Committee, in each case as and to the extent set forth in any such clawback policy or recoupment provision (or any such provisions that provide for forfeiture, ineligibility, reduction or elimination, as a result of misconduct, with respect to incentive compensation that would otherwise be paid or delivered).  By accepting this Agreement, the Participant agrees to return to the Company the full amount required by any such clawback policy or any such clawback or recoupment provisions (and agrees to any such provisions that provide for forfeiture, ineligibility, reduction or elimination, as a result of misconduct, with respect to the amount of incentive compensation that would otherwise be paid or delivered) that are or hereafter become applicable to the Participant.

[Signatures appear on following page.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

SOUTH STATE CORPORATION,
a South Carolina corporation

By:
Name:
Title:

PARTICIPANT

Signature

Print Name:

Date Signed:

Exhibit A

SOUTH STATE CORPORATION

2019 OMNIBUS INCENTIVE PLAN